Exhibit 99.1

FOR IMMEDIATE RELEASE

Zosano Pharma Reports First Quarter 2015 Financial Results

FREMONT, CA, May 11, 2015 – Zosano Pharma Corporation (NASDAQ: ZSAN), a clinical-stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver drug formulations through the skin for the treatment of a variety of indications, today announced financial results for the three months ended March 31, 2015.

“The first quarter of 2015 was a significant period of progress for Zosano Pharma, especially with the completion of our initial public offering, our listing on the NASDAQ, and the concurrent private placement with Eli Lilly in January,” said Vikram Lamba, Zosano’s President and Chief Executive Officer. “We remain focused on execution across our entire portfolio, including preparing for Phase 3 development of Daily ZP-PTH in osteoporosis and completing a Phase 2 hypoglycemia study of ZP-Glucagon in the coming months.”

Upcoming Clinical Development Milestones

Daily ZP-PTH for osteoporosis

•	Confirm Phase 3 clinical trial design with regulatory authorities – expected by YE 2015

•	Establish Phase 3 clinical supply inventory – expected in Q4 2015

ZP-Glucagon for hypoglycemia

•	Complete Phase 2 clinical trial in diabetic patients with induced hypoglycemia – expected in Q3 2015

ZP-Triptan for migraine

•	Complete Phase 1 clinical trial – expected by YE 2015

Financial Results for the Quarter Ended March 31, 2015

•	Zosano reported a net loss for the first quarter of 2015 of $4.6 million, or $0.47 per share on a basic and diluted basis, compared with a net loss of $2.4 million, or $0.46 per share on a basic and diluted basis, for the first quarter of 2014.

•	Total revenue for the first quarter of 2015 was $0.2 million, compared with $1.6 million in the first quarter of 2014. The decrease was primarily due to the non-recurrence in 2015 of license revenue earned in 2014, as a result of the termination of the company’s license agreement with Asahi Kasei Pharma.

•	Research and development (R&D) expenses for the first quarter of 2015 were $3.1 million, compared with $2.9 million in the first quarter of 2014. The increase was primarily due to the commencement of the company’s Phase 2 clinical trial of its ZP-Glucagon product candidate in Australia.

•	General and administrative (G&A) expenses for the first quarter of 2015 were $1.3 million, compared with $1.2 million in the first quarter of 2014. The increase was primarily due to increased administrative expenses associated with being a public company.

•	As of March 31, 2015, Zosano had cash and cash equivalents of $55.9 million compared to $1.2 million as of December 31, 2014. Total debt as of March 31, 2015 was $14.7 million, compared to $22.1 million at the end of 2014.

Financial Guidance

Management expects Zosano’s cash and marketable securities to be sufficient to fund ongoing operations through mid-2016. This projection does not assume the receipt of any milestone payments from existing partners nor any funds from new financings or partnerships.

About Zosano Pharma

Zosano Pharma Corporation is a clinical-stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver drug formulations through the skin for the treatment of a variety of indications. Zosano’s microneedle patch system offers rapid onset, consistent drug delivery, improved ease of use and room-temperature stability, benefits that the company believes often are unavailable using oral formulations or injections. Zosano’s microneedle patch system has the potential to deliver numerous medications for a wide variety of indications in commercially attractive markets. It has been tested in more than 400 patients with over 30,000 patches successfully applied to humans in Phase 1 and Phase 2 clinical studies. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of Zosano Pharma’s capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with Securities and Exchange Commission on March 26, 2015. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, it cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Vikram Lamba

Chief Executive Officer

510-745-1200

Investor Contact:

Paul Chun

Westwicke Partners

858-356-5931

paul.chun@westwicke.com

Media Contact:

Jamie Lacey-Moreira

PressComm PR, LLC

410-299-3310

jamielacey@presscommpr.com

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ZOSANO PHARMA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenue:
License fees revenue	$102	$1,375
Collaborative development support services	116	226

Total revenue	218	1,601

Operating expenses:
Cost of license fees revenue	—	100
Research and development	3,070	2,885
General and administrative	1,299	1,184

Total operating expenses	4,369	4,169

Loss from operations	(4,151)	(2,568)
Other income (expenses):
Interest expense, net	(492)	(301)
Other income	12	—
Warrant revaluation income	48	—

Loss before gain on debt forgiveness	(4,583)	(2,869)
Gain on debt forgiveness	—	497

Net loss	$(4,583)	$(2,372)

Net loss per common share - basic and diluted	$(0.47)	$(0.46)

Weighted-average shares used in computing net loss per common share - basic and diluted	9,786	5,107

ZOSANO PHARMA CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEETS DATA

(in thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)
Cash and cash equivalents	$55,917	$1,214
Total current assets	56,792	1,636
Total assets	66,429	13,343
Secured promissory notes, current	1,457	1,408
Related parties convertible notes*	—	7,362
Long-term debt	13,223	13,291
Total liabilities	16,901	26,744
Stockholders’ equity (deficit)	49,528	(13,401)

*	On January 30, 2015, upon the closing of the company’s initial public offering of common stock, the principal and all unpaid and accrued interest on each convertible promissory note outstanding as of January 30, 2015, which totaled $7.4 million, automatically converted into shares of common stock, resulting in the liability for such notes being reclassified to permanent equity.